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                                                                     EXHIBIT 5.1



                               September 9, 1996


Navigation Technologies Corporation
740 East Arques Avenue
Sunnyvale, CA  94086

     RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (Registration No. 333-08409) filed by you with the Securities and Exchange Commission on July 19, 1996 (as such may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 10,500,000 shares of your Common Stock, $.001 par value (the "Stock") to be issued and sold by the Company plus an over-allotment option granted by the Company to the Underwriters to purchase 1,575,000 additional shares. We understand that the Stock is to be sold to the Underwriters for resale to the public as described in the Registration Statement.

     As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale by you of up to 12,075,000 shares of the Stock.

     It is our opinion that the 12,075,000 shares of Stock that may be issued and sold by you, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                Very truly yours,

                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation